Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 3 to this Registration Statement No. 333-122166 of DIMON Incorporated on Form S-4 of our reports relating to the financial statements of Standard Commercial Corporation dated June 14, 2004 (December 3, 2004 as to the impact of restating the Italian operation as a discontinued operation to conform to SFAS No. 144 discussed in Note 2) (which reports express an unqualified opinion and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, on April 1, 2002 and the adoption of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on March 31, 2002, and the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001 and the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections), appearing in the Current Report on Form 8-K dated December 21, 2004 of Standard Commercial Corporation for the year ended March 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
March 3, 2005